UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):       March 31, 2008
FAIR ISAAC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-16439	94-1499887

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Marquette Avenue, Suite 3200 Minneapolis, Minnesota	55402-3232

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code            612-758-5200
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.
     On April 1, 2008, Fair Isaac Corporation (the “Company”) announced the details of a reengineering plan that was committed to by the Company’s management on March 31, 2008 and is designed to grow revenues through strategic resource reallocation and improve profitability through significant cost reduction. Key components of the plan include rationalizing the Company’s business portfolio, simplifying management hierarchy, eliminating low-priority positions, consolidating facilities and aggressively managing fixed and variable costs.
     As part of the reengineering plan, the Company has identified and is eliminating approximately 200 positions across the Company. The headcount reduction is anticipated to result in severance and related pre-tax charges of $6.0 million in the second quarter of fiscal 2008. All of the severance and related costs will result in future cash expenditures and will be paid out to affected employees during the third quarter of fiscal 2008.
     In addition, the Company will close more than a dozen facilities. As a result of the facility closures, the Company expects to incur additional pre-tax charges of $1.0 million in the second quarter of fiscal 2008, which represent future cash lease obligations, net of anticipated sublease income. The Company expects that the future lease obligations will be paid out over the next three years, which represents the remaining lease period.

Item 7.01.	Regulation FD Disclosure.
     On April 1, 2008, the Company issued a press release announcing the reengineering plan described above. The full text of that press release is furnished herewith as Exhibit 99 and incorporated by reference into this Item 7.01.

Item 9.01.	Financial Statements and Exhibits.
     (d)       Exhibit.
     99       Press Release dated April 1, 2008

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION
By /s/ Mark R. Scadina
Mark R. Scadina
Senior Vice President, General Counsel and Secretary

Date: April 1, 2008

2

EXHIBIT INDEX

Method
Exhibit	Description	of Filing
99	Press Release dated April 1, 2008	Filed Electronically